As filed with the Securities and Exchange Commission on June 27, 2025

Registration No. 333-275240

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2

to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ten-League International Holdings Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrants name into English)

Cayman Islands	5080	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o 7 Tuas Avenue 2,

Singapore 639447

+65 6862 0769

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louise L. Liu, Esq. Morgan Lewis & Bockius 19th floor, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong Telephone: (852) 3551 8500	Henry F. Schlueter, Esq. Celia Velletri, Esq. Schlueter & Associates, P.C. 5290 DTC Parkway, Suite 150 Greenwood Village, CO 80111 USA Telephone: (303) 292 3883

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 is being filed solely for the purpose of filing an updated exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Post-Effective Amendment No. 2 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on May 2, 2025.

PART II

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands’ laws do not prohibit or restrict a company from indemnifying its directors and officers against personal liability for any loss they may incur arising out of our business, except to the extent such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The indemnity extends only to liability for their own negligence and breach of duty other than breaches of fiduciary duty and not where there is evidence of dishonesty, willful default or fraud.

Our Second Amended Memorandum and Articles of Association permits, to the fullest extent permissible under Cayman Islands law, indemnification of our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud, in connection with the execution or discharge of their duties, powers, authorities or discretion as directors or officers of our Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

We intend to enter into indemnification agreements with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our Company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our Company or to be in default thereof, or where the Cayman Islands courts have declined to grant relief.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued and sold the following securities without registering such securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriter was involved in these issuances of securities.

II-1

Ordinary Shares

Allottee	Date of Sale or Issuance	Number of Securities	Consideration

Ten-League Corp	March 17, 2023 and July 6, 2023	851	US$0.851
	November 28, 2023	2	(Note 1)
	February 16, 2024	852,147	US$852.147

LJSC Holdings	July 6, 2023	49	US$0.049
	February 16, 2024	48,951	US$48.951

Undersea Capital	July 6, 2023	49	US$0.049
	February 16, 2024	48,951	US$48.951

Jules Verne	July 6, 2023	49	US$0.049
	February 16, 2024	48,951	US$48.951

Note 1:	In consideration of Ten-League Corp transferring the entire issued share capital in Ten-League (PES) to Ten-League Venture; and the entire issued share capital in Ten-League (E&T) to Ten-League Venture on 28 November 2023, the Company issued two ordinary shares to it credited as fully paid.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See “Exhibit Index” beginning on page II-3 of this registration statement.

(b)	Financial Statement Schedules

All supplement schedules are omitted because of the absence of conditions under which they are required or because the data is shown in the financial statements or notes thereto.

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

EXHIBIT INDEX

Exhibit No.	Description of document
1.1†	Form of Underwriting Agreement
3.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2†	Second Amended Memorandum of Association and Second Amended and Restated Articles of Association of the Registrant
4.1†	Registrant’s specimen certificate for ordinary shares
5.1†	Form of Opinion of Walkers (Hong Kong) regarding the validity of securities being registered
8.1†	Opinion of Walkers (Hong Kong) regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1†	Form of Director Offer Letter
10.2†	Form of Indemnification Agreement with the Registrant’s directors
10.3†	Form of Employment Agreement between the Registrant and an executive officer of the Registrant
10.4†	Form of Share Swap Agreements between the Registrant and Ten-League Corporations Pte. Ltd. for the purpose of the reorganization
10.5†	Dealer Agreement dated January 1, 2019 between Ten-League Port Engineering Solutions Pte. Ltd. and Sany Marine Heavy Industry Co. Ltd.
10.6†	Dealer Agreement with effect from January 1, 2019 between Ten-League Engineering & Technology Pte. Ltd. and Sany International Development Ltd.
10.7†	Service Dealer Agreement with effect from January 1, 2021 between Ten-League Engineering & Technology Pte. Ltd. and Sany International Development Ltd.
14.1†	Code of Business Conduct and Ethics of the Registrant
21.1†	List of Subsidiaries of the Registrant
23.1	Consent of Onestop Assurance PAC
23.2†	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)
23.3†	Consent of Mr. Ong Shen Chieh Jeffrey to be a director nominee
23.4†	Consent of Mr. Kong Chee Keong to be a director nominee
23.5†	Consent of Mr. Cheam Heng Haw to be a director nominee
24.1†	Power of Attorney (included on signature page)
99.1†	Consent of Frost & Sullivan Limited
107†	Calculation of Filing Fee Tables

† Previously filed

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on June 27, 2025.

Ten-League International Holdings Limited

By:	/s/ Jison Lim
Name:	Jison Lim
Title:	Director and Chairman

II-4

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jison Lim	Director and chief executive officer	June 27, 2025
Name: Jison Lim	(principal executive officer)

/s/ LiMing Lin	Director and Vice President	June 27, 2025
Name: LiMing Lin

/s/ Lim Boon Ping	Chief Financial Officer	June 27, 2025
Name: Lim Boon Ping	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Ten-League International Holdings Limited, has signed this registration statement or amendment thereto in New York, NY on June 27, 2025.

AUTHORIZED U.S. REPRESENTATIVE—Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

II-5

INDEX TO TEN-LEAGUE INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

F-1

10 Anson Road
#06-15 International Plaza
Singapore 079903
Email:audit@onestop-ca.com Website: www.onestop-ca.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of

TEN-LEAGUE INTERNATIONAL HOLDINGS LIMITED AND ITS SUBSIDIARIES

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ten-League International Holdings Limited and subsidiaries (collectively referred to as the “Company”) as of December 31, 2023 and 2024, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years period ended December 31, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2024, and the results of its operations, changes in shareholders’ equity and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Onestop Assurance PAC

Onestop Assurance PAC (PCAOB: 6732)
We have served as the Company’s auditor since November 2022.
Singapore
April 30, 2025

F-2

TEN-LEAGUE INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amount in thousands, except for share and per share data, or otherwise noted)

		As of Dec 31,	As of Dec 31,	As of Dec 31,
	Note	2023	2024	2024
		S$’000	S$’000	US$’000
				(Note 2(d))
ASSETS
Current assets:
Cash and cash equivalents		2,340	686	502
Accounts receivable, net	4	21,744	16,257	11,899
Contract assets		2,784	-	-
Inventories	5	8,413	18,620	13,629
Deposits, prepayments and other receivables	6	1,376	1,808	1,324
Deferred IPO expenses		1,196	1,901	1,391
Total current assets		37,853	39,272	28,745

Non-current assets:
Plant and equipment, net	7	27,810	30,233	22,129
Right-of-use assets	8	8	1,199	878
Other receivables	6	73	343	251
Total non-current assets		27,891	31,775	23,258

TOTAL ASSETS		65,744	71,047	52,003

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	9	12,739	12,136	8,883
Amounts due to related parties	10	14,016	12,930	9,464
Bank borrowings	11	17,131	23,333	17,079
Lease liabilities	12	6,246	7,421	5,432
Income tax payable		309	127	92
Total current liabilities		50,441	55,947	40,950

Long-term liabilities:
Bank borrowings	11	175	-	-
Lease liabilities	12	9,208	6,865	5,025
Deferred tax liabilities	13	1,586	2,017	1,478
Total long-term liabilities		10,969	8,882	6,503

TOTAL LIABILITIES		61,410	64,829	47,453

Commitments and contingencies		-	-	-

Shareholders’ equity
Ordinary share, par value US$0.000025, 20,000,000,000 shares authorized, 27,796,502 ordinary shares issued and outstanding**	14	-*	-*	*
Additional paid-in capital		883	883	646
Retained earnings		3,451	5,335	3,904

Total shareholders’ equity		4,334	6,218	4,550
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		65,744	71,047	52,003

*	– denotes amount less than $’000.
**	- Retrospectively presented for the effect of pro rata share allotment, 1-for-40 forward split and share surrender in preparation of the Company’s initial public offering (Note 1).

See accompanying notes to consolidated financial statements.

F-3

TEN-LEAGUE INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amount in thousands, except for share and per share data, or otherwise noted)

		Year ended December 31,
	Note	2023	2024	2024
		S$’000	S$’000	US$’000
				(Note 2(d))
Revenues, net	3,15	72,782	58,496	42,817

Cost of revenue		(57,000)	(47,838)	(35,015)

Gross profit		15,782	10,658	7,802

Operating cost and expenses:
Selling and distribution		(729)	(635)	(466)
General and administrative		(6,856)	(7,226)	(5,289)
Total operating cost and expenses		(7,585)	(7,861)	(5,755)

Profit from operations		8,197	2,797	2,047

Other income (expense):
Gain from disposal of right-of-use assets		55	-	-
Loss from disposal of plant and equipment		-	(126)	(92)
Interest income		34	616	451
Interest expense		(822)	(949)	(695)
Government grant		41	139	102
Write back of allowance for credit loss, net		66	26	19
Write back of allowance for stock obsolescence		168	19	14
Exchange gain		143	9	7
Other income		244	84	61
Total other loss, net		(71)	(182)	(133)

Income before income taxes		8,126	2,615	1,914

Income tax expense	16	(1,046)	(731)	(535)

NET INCOME		7,080	1,884	1,379

COMPREHENSIVE INCOME		7,080	1,884	1,379

Net income per share
Basic and diluted		0.25	0.07	0.05

Weighted average number of ordinary shares outstanding
Basic and diluted**		27,796,502	27,796,502	27,796,502

**	- Retrospectively presented for the effect of pro rata share allotment, 1-for-40 forward split and share surrender in preparation of the Company’s initial public offering (Note 1).

See accompanying notes to consolidated financial statements.

F-4

TEN-LEAGUE INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amount in thousands, except for share and per share data, or otherwise noted)

	Ordinary Shares		Additional		Total
	No. of		paid-in	Retained	Shareholders’
	shares**	Amount	capital	earnings	Equity
		S$’000	S$’000	S$’000	S$’000

Balance as of January 1, 2023	27,796,502	*	883	2,371	3,254
Dividends declared to the former shareholders				(6,000)	(6,000)
Net income for the year	-	-	-	7,080	7,080
Balance as of December 31, 2023	27,796,502	*	883	3,451	4,334

Balance as of January 1, 2024	27,796,502	*	883	3,451	4,334
Net income for the year	-	-	-	1,884	1,884
Balance as of December 31, 2024	27,796,502	*	883	5,335	6,218

*	– denotes amount less than $’000.
**	- Retrospectively presented for the effect of pro rata share allotment, 1-for-40 forward split and share surrender in preparation of the Company’s initial public offering (Note 1).

See accompanying notes to consolidated financial statements.

F-5

TEN-LEAGUE INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amount in thousands, except for share and per share data, or otherwise noted)

	Year ended December 31,
	2023	2024	2024
	S$’000	S$’000	US$’000
			(Note 2(d))
Cash flows from operating activities:
Net income	7,080	1,884	1,379
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of plant and equipment	3,729	4,236	3,101
Depreciation of right-of-use assets	396	891	652
(Gain)/Loss on disposal of plant and equipment	(761)	126	92
Gain on de-recognition of right-of-use assets	(51)	-	-

Change in working capital:
Accounts receivable	(9,395)	5,440	3,982
Contract assets	(2,784)	2,784	2,038
Inventories	867	(8,910)	(6,521)
Related parties	(2,024)	(1,087)	(795)
Accounts payable and accrued liabilities	(3,383)	(605)	(443)
Income tax payable	(219)	(181)	(132)
Deferred tax liabilities	725	431	315
Net cash (used in)/provided by operating activities	(5,820)	5,009	3,668

Cash flows from investing activities:
Proceeds from disposal of plant and equipment	8,896	3,405	2,492
Repayment from finance lease receivables	349	675	494
Purchase of plant and equipment	(12,382)	(12,817)	(9,381)
Net cash used in investing activities	(3,137)	(8,737)	(6,395)

Cash flows from financing activities:
Proceeds from bank borrowings	14,668	14,654	10,726
Deferred IPO expenses	(1,196)	(705)	(516)
Repayment of bank borrowings	(266)	(266)	(195)
Principal repayment of lease liabilities	(7,482)	(10,741)	(7,862)
Payment of deferred financing costs	(405)	(868)	(635)
Net cash provided by financing activities	5,319	2,074	1,518

Effect on exchange rate change on cash and cash equivalents	-	-	(63)

Net change in cash and cash equivalent	(3,638)	(1,654)	(1,272)

BEGINNING OF PERIOD	5,978	2,340	1,774

END OF PERIOD	2,340	686	502

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	540	481	352
Cash paid for interest	822	949	695
Cash received from finance lease receivable interest	(34)	(621)	(455)
Operating lease asset obtained in exchange for operating lease obligations	-	2,082	1,524

See accompanying notes to consolidated financial statements.

F-6

TEN-LEAGUE INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE－1 BUSINESS OVERVIEW AND BASIS OF PRESENTATION

Ten-League International Holdings Limited is incorporated in the Cayman Islands on March 17, 2023 as an investment holding company. Ten-League International Holdings Limited conducts its primary operations, through its subsidiaries that are incorporated and domiciled in Singapore namely: 1) Ten-League Engineering & Technology Pte. Ltd. and 2) Ten-League Port Engineering Solutions Pte. Ltd. (collectively referred to as the “Company”). The subsidiaries are fully integrated and comprehensive provider of turnkey project solutions including equipment, value-added engineering solutions as well as maintenance and repair services to the port, construction, civil engineering and underground foundation industries. The Company has more than 24 years of experience as an engineering solutions provider in the port, construction, civil engineering and underground foundation industries and possess a strong and proven track record. We provide “one-stop solution” including heavy equipment sales and rental, customized value-added engineering solutions and equipment maintenance and repair services.

Reorganization

Ten-League International Holdings Limited

Ten-League International Holdings Limited was incorporated in the Cayman Islands on March 17, 2023 under the Companies Act as an exempted company with limited liability. The authorized share capital was US$500,000 divided into 500,000,000 Ordinary shares, par value US$0.001 each at the time of incorporation and the initial 1 share was transferred to Ten-League Corporations Pte. Ltd. on the date of incorporation for cash at par. On July 6, 2023, Ten-League Corporations Pte. Ltd., LJSC Holdings Limited, Undersea Capital Holdings Limited, and Jules Verne Investments Limited subscribed for 850, 49, 49 and 49 shares for cash at par resulting in Ten-League Corporations Pte. Ltd., LJSC Holdings Limited, Undersea Capital Holdings Limited, and Jules Verne Investments Limited holding approximately 85.27%, 4.90%, 4.90% and 4.90%, respectively, of the entire issued share capital of Ten-League International Holdings Limited. On February 16, 2024, 999,000 shares were allotted and raised pro rata to existing shareholders of the Company on that date at par. After the completion of the Forward Split on the basis of 40 ordinary shares for every one share of our Company, our authorized share capital has been changed to US$500,000 divided into 20,000,000,000 ordinary shares, par value of US$0.000025 each. Following the completion of the Forward Split on February 16, 2024, the Share Surrenders and prior to the offerings, our total issued shares are held as to 23,710,415 shares by Ten-League Corporations Pte. Ltd, 1,362,029 shares by Jules Verne Investments Limited, 1,362,029 shares by LJSC Holdings Limited and 1,362,029 shares by Undersea Capital Holdings Limited.

Ten-League Venture Capital Limited

On June 9, 2023, Ten-League Venture Capital Limited was incorporated in the British Virgin Islands with limited liability. Ten-League Venture Capital Limited is authorized to issue a maximum of 50,000 shares of a single class each with a par value of US$1.00 each and the initial 1 share was transferred to Ten-League International Holdings Limited on the date of incorporation for cash at par.

Ten-League Corporations Pte. Ltd.

Ten-League Corporations Pte. Ltd. and Ten-League International Holdings Limited will enter into share swap agreements prior to the offering, pursuant to which Ten-League Corporations Pte. Ltd. will transfer its entire 100% shareholding interest in Ten-League Engineering & Technology Pte. Ltd. and Ten-League Port Engineering Solutions Pte. Ltd. to the nominee of Ten-League International Holdings Limited, Ten-League Venture Capital Limited, for the consideration of Ten-League International Holdings Limited allotting and issuing 2 shares to Ten-League Corporations Pte. Ltd., credited as fully paid, and Ten-League Venture Capital Limited allotting and issuing 2 shares to Ten-League International Holdings Limited, credited as fully paid.

Upon completion of our reorganization whereby the entire share capital of Ten-League Engineering & Technology Pte. Ltd. and Ten-League Port Engineering Solutions Pte. Ltd. will be transferred, the Group will comprise Ten-League Venture Capital Limited, Ten-League Engineering & Technology Pte. Ltd. and Ten-League Port Engineering Solutions Pte. Ltd. as our direct and indirect wholly-owned subsidiaries, respectively.

The Company will complete a reorganization whereby Ten-League Engineering & Technology Pte. Ltd. and Ten-League Port Engineering Solutions Pte. Ltd. will be under the common control of Ten-League Venture Capital Limited (a wholly-owned subsidiary of the Company) which collectively will own all the equity interests of Ten-League Engineering & Technology Pte. Ltd. and Ten-League Port Engineering Solutions Pte. Ltd. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

Description of subsidiaries incorporated and controlled by the Company

Name	Background	Effective ownership

Ten-League Venture Capital Limited	Investment holding	100%

Ten-League Engineering & Technology Pte. Ltd.	Principally engaged in the sales, rental, maintenance and repair and value-added engineering solutions of heavy construction equipment	100%

Ten-League Port Engineering Solutions Pte. Ltd.	Principally engaged in the sales, rental, maintenance and repair and value-added engineering solutions of heavy port equipment	100%

The accompanying consolidated financial statements are presented assuming that the Company was in existence at the beginning of the first period presented.

F-7

NOTE－2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

(a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

(b) Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the years presented. Significant accounting estimates in the period include the allowance for doubtful accounts on accounts and other receivables, impairment loss on inventories, assumptions used in assessing right-of-use assets and impairment of long-lived assets, and deferred tax valuation allowance.

Actual results could differ from these estimates.

(c) Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

On consolidation the entities should be combined for all periods that the relationship of common control started and the transaction would be treated as a capital transaction with any gain or loss on acquisition adjusted through equity. The consolidated entity would not recognize any goodwill and/or gain/losses from the acquisition and results of operations would be presented for all periods under common control.

The consolidated financial statements of the Company were prepared by applying the pooling of interest method. Accordingly, the results of the Company include the results of the subsidiaries for year ended December 31, 2023 and 2024. Such manner of presentation reflects the economic substance of the companies, which were under common control throughout the relevant period, as a single economic enterprise, although the legal parent-subsidiary relationships were not established.

(d) Foreign Currency Translation and Transaction

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The accompanying consolidated financial statements are presented in the Singapore Dollar (“S$”), which is the reporting currency of the Company. In addition, the Company and subsidiaries are operating in Singapore, maintain their books and record in their local currency, Singapore Dollars, which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

F-8

Translation gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are translated, as the case may be, at the rate on the date of the transaction and included in the results of operations as incurred.

Translations of the consolidated balance sheets, consolidated statements of operations and comprehensive income and consolidated statements of cash flows from S$ into US$ as of and for the year ended December 31, 2024 are solely for the convenience of the reader and were calculated at the rate of US$0.7320 = S$1, as set forth in the statistical release of the Federal Reserve System on December 31, 2024. No representation is made that the S$ amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2024, or at any other rate.

(e) Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. Cash equivalents consist of highly liquid investments that are readily convertible to cash and that mature within three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments. The Company maintains most of its bank accounts in Singapore.

(f) Accounts Receivable, net

Accounts receivable include trade accounts due from customers in the sale of products.

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms. The normal settlement terms of accounts receivable within 30 days. The Company seeks to maintain strict control over its outstanding receivables to minimize credit risk. Overdue balances are reviewed regularly by senior management. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary.

The Company does not hold any collateral or other credit enhancements overs its accounts receivable balances.

(g) Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined by the average cost method. The Company records adjustments to its inventory for estimated obsolescence or diminution in net realizable value equal to the difference between the cost of the inventory and the estimated net realizable value. At the point of loss recognition, a new cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

(h) Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Office equipment	5 years
Leasehold factory premises	Over the remaining lease term
Machinery and equipment	5-10 years
Motor vehicles	5-10 years

F-9

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

(i) Impairment of Long-Lived Assets

In accordance with the provisions of ASC Topic 360, Impairment or Disposal of Long-Lived Assets, all long-lived assets such as plant and equipment owned and held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

(j) Revenue Recognition

The Company receives certain portion of its non-interest income from contracts with customers, which are accounted for in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”).

ASC 606-10 provided the following overview of how revenue is recognized from the Company’s contracts with customers: The Company recognizes revenue on a gross basis to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Step 1:	Identify the contract(s) with a customer.
Step 2:	Identify the performance obligations in the contract.
Step 3:	Determine the transaction price – The transaction price is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.
Step 4:	Allocate the transaction price to the performance obligations in the contract – Any entity typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract.
Step 5:	Recognize revenue when (or as) the entity satisfies a performance obligation – An entity recognizes revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer service to a customer).

F-10

The Company currently generates its revenue from the following main sources:

Revenue from goods sold and services provided

Majority of the Company’s income is derived from contracts with customers in the sale of products, and as such, the revenue recognized depicts the transfer of promised goods to its customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods. The Company considers the terms of the contract and all relevant facts and circumstances when applying this guidance. The Company’s revenue recognition policies are in compliance with ASC 606, as follows:

Product sales consist of a single performance obligation that the Company satisfies at a point in time. The Company recognizes product revenue when the following events have occurred: (a) the Company has transferred physical possession of the products, depending upon the method of distribution and shipping terms set forth in the customer contract, (b) the Company has a present right to payment, (c) the customer has legal title to the products, and (d) the customer bears significant risks and rewards of ownership of the products. Based on the Company’s historical practices and shipping terms specified in the sales agreements and invoices, these criteria are generally met when the products are:

-	invoiced; and
-	Shipped from the company’s facilities or warehouse (“ex - works”, which is the Company’s standard shipping terms)

The Company records its revenues on product sales, net of Good & Service Taxes (“GST”) when the title and risk of loss of products are fully transferred to the customers. The Company is subject to GST which is levied on the majority of the products at the rate of 9% on the invoiced value of sales in Singapore.

Amounts received as prepayment on future products are recorded as customer deposit and recognized as income when the product is shipped.

Revenue from equipment rental

Rental income is recognised on a time-proportion basis over time taking into account the effective yield on the assets on a straight-line basis over the lease term.

(k) Sales and Marketing

Sales and marketing expenses include payroll, employee benefits and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, seminars, and other programs.

(l) Government Grant

A government grant or subsidy is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received. When the Company receives government grant or subsidies but the conditions attached to the grants have not been fulfilled, such government subsidies are deferred and recorded under other payables and accrued expenses, and other long-term liability. The classification of short-term or long-term liabilities is dependent on the management’s expectation of when the conditions attached to the grant can be fulfilled. For the year ended December 31, 2024, and 2023, the Company received government subsidies of approximately S$139,000 and S$41,000 respectively, which are recognized as government grant in the consolidated statements of operations.

The Company does not recognize any sales where the Company is acting as an agent.

(m) Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”).

Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

F-11

For the year ended December 31, 2024 and 2023, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions.

The Company is subject to tax in local and foreign jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the relevant tax authorities.

(n) Leases

Effective from January 1, 2020, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right-of-use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months. It requires for leases longer than one year, a lessee to recognize in the statement of financial condition a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments. ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the Financial Accounting Standards Board (“FASB”) including ASC Topic 840, Leases.

The accounting update also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of earnings, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements.

(o) Retirement Plan Costs

Contributions to retirement plans (which are defined contribution plans) are charged to general and administrative expenses in the accompanying statements of operation as the related employee service are provided. The Company is required to make contribution to their employees under a government-mandated multi-employer defined contribution pension scheme for its eligible full-times employees in Singapore. The Company is required to contribute a specified percentage of the participants’ relevant income based on their ages and wages level. During the year ended December 31, 2023 and 2024, contributions of approximately S$0.1 and S$0.2 million for each respective period were made accordingly.

(p) Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major clients in financial statements for detailing the Company’s business segments. Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only three reportable segments. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company’s long-lived assets are substantially located in Singapore, no geographical segments are presented.

(q) Related Parties

The Company follows the ASC 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

F-12

Pursuant to section 850-10-20 the related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

(r) Commitments and Contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss will occur, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(s) Concentration of Credit Risk

Financial instruments consist of cash equivalents, and accounts receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. As of December 31, 2024 and 2023, bank and cash balances of approximately S$0.7 million and S$2.3 million was maintained at financial institutions in Singapore, of which approximately S$0.2 million and S$1.9 million respectively was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the allowance for credit loss based on the estimated realizable value. The Company identifies credit risk on a customer-by-customer basis. The information is monitored regularly by management. Concentration of credit risk arises when a group of customers having similar characteristics such that their ability to meet their obligations is expected to be affected similarly by changes in economic conditions.

(t) Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

(u) Fair Value Measurement

The Company follows the guidance of the ASC Topic 820-10, Fair Value Measurement and Disclosure (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

F-13

●	Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and
●	Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

The carrying value of the Company’s financial instruments: cash and cash equivalents, restricted cash, accounts receivable, loans receivable, deposits and other receivables, amount due to a related parties, accounts payable and accrued liabilities, amount due to a related parties, other payables and accrued liabilities, bank borrowings and lease liabilities approximate at their fair values because of the short-term nature of these financial instruments.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(v) Recently Issued Accounting Pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2019, ASU 2019-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. In June 2020, ASU 2020-05 defer the effective date for one year for entities in the “all other” category. For all other entities, the amendments in ASU 2020-05 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the guidance continues to be permitted.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting: Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which focuses on improving reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. A public entity shall disclose for each reportable segment the significant expense categories and amounts that are regularly provided to the CODM and included in reported segment profit or loss. ASU 2023-07 also requires entities to provide in interim periods all disclosure about a reportable segment’s profit or loss and assets that are currently required annually. Entities are permitted to disclose more than one measure of a segment’s profit or loss if such measures are used by the CODM to allocate resources and assess performance, as long as at least one of those measures is determined in a way that is most consistent with the measurement principles used to measure the corresponding amounts in the consolidated financial statements. ASU 2023-07 is applied retrospectively to all periods presented in financial statements, unless it is impracticable. The Company is currently in the process of evaluating the disclosure impact of the new guidance on the consolidated financial statements.

In December 2023, the FASB issued ASU 2024-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Under this ASU, public entities must annually (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than five percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). This ASU’s amendments are effective for all entities that are subject to Topic 740, Income Taxes, for annual periods beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of this pronouncement on our disclosures.

Other accounting standards that have been issued by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

F-14

NOTE － 3 DISAGGREGATION OF REVENUE

The following tables present the Company’s revenue disaggregated by business segment and geography, based on management’s assessment of available data:

	Year ended December 31,
	2023	2024
	S$’000	S$’000
Revenue recognition at a single point in time:
Sales of heavy equipment and parts	56,449	45,763
Engineering consultancy service income	7,032	2,190
	63,481	47,953
Revenue recognition over time:
Rental income	9,301	10,543

	72,782	58,496

In accordance with ASC 280, Segment Reporting (“ASC 280”), we have only one reportable geographic segment. Sales are based on the countries in which the customer is located. Summarized financial information concerning our geographic segments is shown in the following tables:

	Year ended December 31,
	2023	2024
	S$’000	S$’000

Singapore	69,735	54,836

Other countries	3,047	3,660

	72,782	58,496

NOTE－4 ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

Accounts receivable	25,386	19,310
Less: Allowance for credit loss	(3,642)	(3,053)

Accounts receivable, net	21,744	16,257

For the year ended December 31, 2023 and 2024, the Company has made the allowance for credit loss and charged to the consolidated statements of operations. The Company has written-off approximately S$0.6 million each against allowance for credit loss provided in previous years for the year ended December 31, 2023 and 2024.

The Company generally conducts its business with creditworthy third parties. The Company determines, on a continuing basis, the probable losses and an allowance for credit loss, based on several factors including internal risk ratings, customer credit quality, payment history, historical bad debt/write-off experience and forecasted economic and market conditions. Accounts receivable are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant.

F-15

Analysis of allowance for credit loss

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

Balance at beginning of period	4,240	3,642
Provision during the period	41	19
Written off during the period	(532)	(582)
Reversal during the period	(107)	(26)
Balance at the end of the period	3,642	3,053

NOTE－ 5 INVENTORIES

The Company’s inventories were as follows: -

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

Finished goods	8,413	18,620

During 2024, S$ Nil (2023: S$0.3 million) is recognized as an expense for inventories carried at net realizable value.

NOTE – 6 DEPOSITS, PREPAYMENTS AND OTHER RECEIVABLES

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

Deposits	162	155
Prepayments	11	89
Advance to suppliers	903	871
Lease receivables – Current	184	568
Others	116	125
	1,376	1,808

Lease receivables – Non-current	73	343

NOTE－7 PLANT AND EQUIPMENT, NET

Plant and equipment consisted of the following:

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000
At cost:
Office equipment	25	43
Machinery and equipment	33,132	37,185
Motor vehicles	892	891
	34,049	38,119
Less: Accumulated depreciation	(6,239)	(7,886)
Plant and equipment, net	27,810	30,233

Depreciation expense for the year ended December 31, 2024 and 2023 were S$4.2 million and S$3.7 million, respectively.

F-16

NOTE－ 8 RIGHT-OF-USE ASSETS

The Company adopted ASU No. 2016-02 Leases, on January 1, 2019, the beginning of the fiscal 2019, using the modified retrospective approach. The Company determines whether an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys the right to control the use of an identified fixed asset explicitly or implicitly for a period of time in exchange for consideration. Control of an underlying asset is conveyed if we obtain the rights to direct the use of and to obtain substantially all of the economic benefit from the use of the underlying asset. Some of our leases include both lease and non-lease components which are accounted for as a single lease component as the Company has elected the practical expedient. Some of the operating lease agreements include variable lease costs, primarily taxes, insurance, common area maintenance or increases in rental costs related to inflation. Substantially all of our equipment leases and some of our real estate leases have terms of less than one year and, as such, are accounted for as short-term leases as we have elected the practical expedient.

Operating leases are included in the right-of-use lease assets, current lease liabilities and long-term lease liabilities on the Consolidated Balance Sheet. Right-of-use assets and lease liabilities are recognized at each lease’s commencement date based on the present values of its lease payments over its respective lease term. When a borrowing rate is not explicitly available for a lease, the incremental borrowing rate is used based on information available at the lease’s commencement date to determine the present value of its lease payments. Operating lease payments are recognized on a straight-line basis over the lease term.

The Company adopts 4.89%-6.88% as weighted average incremental borrowing rate to determine the present value of the lease payments. The weighted average remaining life of the lease for office equipment and leasehold building was 3 years and for machinery and equipment was 5.5 years.

The carrying amount of right-of-use assets by class of underlying asset are as follows:

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

At cost:
Leasehold buildings	1,378	2,072
Office equipment	10	20
	1,388	2,092
Less: Accumulated depreciation	(1,380)	(893)

Right-of-use assets, net	8	1,199

Right-of-use assets under operating leasing arrangements classified under leasehold buildings as of December 31, 2024 and 2023 amounted to S$2.1 million and S$1.4 million respectively.

The table below presents the lease-related assets and liabilities recorded on the balance sheet.

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

Assets
Operating lease, right-of-use asset, net	8	1,199

Total right-of-use asset	8	1,199

Liabilities
Current:
Operating lease liabilities	2	1,209
	2	1,209

Non-current:
Operating lease liabilities	5	12
	5	12

Total operating lease liabilities	7	1,221

F-17

The Company excludes short-term leases (those with lease terms of less than one year at inception) from the measurement of lease liabilities or right-of-use assets. The following tables summarize the lease expense for the years.

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

Operating lease cost:
Operating lease expense (per ASC 842)	422	951

Short-term lease expense (other than ASC 842)	120	171

Total lease expense	542	1,122

Components of Lease Expense

We recognize lease expense on a straight-line basis over the term of the operating leases, as reported within “general and administrative” expense on the accompanying consolidated statement of operations.

Future Contractual Lease Payments as of December 31, 2024

The below table summarizes our (i) minimum lease payments over the next five years, (ii) lease arrangement implied interest, and (iii) present value of future lease payments for the next three years ending December 31:

Year ending December 31,	Operating and finance lease amount
S$’000
Right of Use Assets
2025	1,238
2026 – 2029	13
2030 onwards	-
Less: interest
2025	(29)
2026 onwards	(1)
Present value of lease liabilities – Right of Use Assets	1,221

Representing:
Current liabilities – Right of Use Assets	1,209
Non-current liabilities – Right of Use Assets	12
1,221

Hire Purchase
2025	6,736
2026 – 2029	7,160
2030 onwards	26
Less: interest
2025	(524)
2026 onwards	(333)

Present value of lease liabilities – Hire Purchase	13,065

Representing:
Current liabilities – Hire Purchase	6,212
Non-current liabilities – Hire Purchase	6,853
13,065

Representing:
Current liabilities	6,212
Non-current liabilities	6,853

13,065

	Year ended December 31
	2023	2024
	S$’000	S$’000
Supplemental Cash Flows information
Cash paid for amounts included in the measurement of lease liability:
Operating cash flows from operating lease	7,764	8,638
Operating lease asset obtained in exchange for operating lease obligations
Operating lease	9,439	8,360
Remaining lease term
Operating lease	3.5 years	2.5 years
Discount rate
Operating lease	5.76%	5.15%

F-18

NOTE－ 9 ACCOUNT PAYABLE AND ACCRUED LIABILITIES

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

Trade creditors	10,412	8,736
Accrued expenses	321	311
Deposit received	1,302	2,293
Goods and services tax payable	532	161
Deferred income	60	533
Others	112	102
	12,739	12,136

NOTE－ 10 AMOUNTS DUE TO RELATED PARTIES

Amounts due to related parties consisted of the following:

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000
Due to related parties*
- Ten-League Corporations Pte Ltd(1)	14,016	12,353
- Ten-League Green Energy Pte Ltd(2)	-	577
	14,016	12,930

(1)	Ultimate holding company
(2)	100% owned by Tel-League Corporations Pte Ltd
*	The amounts are unsecured, interest-free and repayable on demand.

NOTE－ 11 BANK BORROWINGS

Bank borrowings consisted of the following:

	Term of	Annual	As of	As of
	repayments	interest rate	Dec 31, 2023	Dec 31, 2024
			S$’000	S$’000

Term loans	Within 5 years	3.0%	431	175
Bills payable (Note a)			16,875	23,158
			17,306	23,333
Total:
Representing:-
Within 12 months			17,131	23,333
Over 1 year			175	-

			17,306	23,333

Note a: These bills payable are short term credit facilities granted by local banks to us in the amount of up to in aggregate of S$23.5 million and is up to 180 days for financing the purchase of equipment and machinery.

As of December 31, 2024 and 2023, term loan was obtained from a financial institution in Singapore, which bear annual interest at a fixed rate at 3.0% and are repayable within 5 years.

The Company’s bank borrowing is guaranteed under a personal guarantee from Mr Jison Lim and under a corporate guarantee from Ten-League Corporations Pte Ltd.

F-19

NOTE 12 – LEASE LIABILITIES

The Company has lease contracts for machinery and equipment and factory premises. The lease agreements do not impose any covenants, but lease assets may not be used as security for borrowing purposes. The movement in the carrying amount of lease liabilities are as follows:

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

Opening	14,525	15,454
Addition during the year	9,439	10,442
De-recognised during the year	(1,512)	(3,799)
Accretion of interest	766	827
Lease payments	(7,764)	(8,638)
Closing	15,454	14,286

Lease liabilities are presented in the statement of financial position as follows:

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

Lease liabilities, current	6,246	7,421
Lease liabilities, non-current	9,208	6,865
	15,454	14,286

NOTE 13 – DEFERRED TAX LIABILITIES

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

Opening	861	1,586
Addition during the year	725	431
Closing	1,586	2,017

The temporary differences which give rises to the deferred income tax liability are as follows:

	As of Dec 31, 2023	As of Dec 31, 2024
	S$’000	S$’000

Net book value of fixed assets	27,810	30,233
Net book value of ROUA	8	1,199
Less: Lease liabilities (ROUA)	(7)	(1,221)
Less: Net book value of non-qualifying assets	(95)	(27)
	27,716	30,184
Less: Tax written down value	(18,385)	(18,309)
Timing difference	9,331	11,875

Deferred tax liability @ 17%	1,586	2,017

Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect of a change in tax laws or rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Liabilities are established for uncertain tax positions expected to be taken in income tax returns when such positions are judged to meet the “more-likely-than-not” threshold based on the technical merits of the position.

Under the current tax law in Singapore, the Company is and will be subjected to the enterprise income tax rate of 17%.

F-20

NOTE－14 SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company was established under the laws of Cayman Islands on March 17, 2023 with authorized share of 500,000,000 ordinary shares of par value US$0.001 each at the time of incorporation. Our authorized share capital has been changed to US$500,000 divided into 20,000,000,000 ordinary shares, par value of US$0.000025 each on February 16, 2024. One ordinary share was issued on March 17, 2023.

The Company is authorized to issue one class of ordinary share.

The holders of the Company’s ordinary share are entitled to the following rights:

Voting Rights: Each share of the Company’s ordinary share entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. Holders of the Company’s ordinary shares are not entitled to cumulative voting rights with respect to the election of directors.

Dividend Right: Subject to limitations under Cayman law and preferences that may apply to any shares of preferred stock that the Company may decide to issue in the future, holders of the Company’s ordinary share are entitled to receive ratably such dividends or other distributions, if any, as may be declared by the Board of the Company out of funds legally available thereof.

Liquidation Right: In the event of the liquidation, dissolution or winding up of our business, the holders of the Company’s ordinary share are entitled to share ratably in the assets available for distribution after the payment of all of the debts and other liabilities of the Company.

Other Matters: The holders of the Company’s ordinary share have no subscription, redemption or conversion privileges. The Company’s ordinary share does not entitle its holders to preemptive rights. All of the outstanding shares of the Company’s ordinary share are fully paid and non-assessable. The rights, preferences and privileges of the holders of the Company’s ordinary share are subject to the rights of the holders of shares of any series of preferred stock which the Company may issue in the future.

NOTE－ 15 REVENUES BY SEGMENT

	Year ended December 31,
	2023	2024
	S$’000	S$’000
Sale of heavy equipment and parts	56,449	45,763
Engineering consultancy service income	7,032	2,190
Rental income	9,301	10,543
	72,782	58,496

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different services. Based on management’s assessment, the Company has determined that it has three operating segments as defined by ASC 280 as follow:

1.	Sale of heavy equipment and parts
2.	Engineering consultancy service income
3.	Rental income

Information regarding the results of each reportable segment is included below. Performance is measured based on segment revenue and gross profit/(loss), as included in the internal management reports that are reviewed by the Company’s CODM. Both segment revenue and gross profit/(loss) are used to measure performance as management believes that such information is the most relevant in evaluating the level of activities and results of these segments.

F-21

The following tables present summary information by product type for the year ended December 31, 2023 and 2024, respectively:

		For the year ended December 31, 2023
	Sale of heavy equipment and parts	Engineering consultancy service	Rental income	Total
	S$’000	S$’000	S$’000	S$’000
Revenue	56,449	7,032	9,301	72,782
Gross Profit	10,097	1,792	3,893	15,782

		For the year ended December 31, 2024
	Sale of heavy equipment and parts	Engineering consultancy service	Rental income	Total
	S$’000	S$’000	S$’000	S$’000
Revenue	45,763	2,190	10,543	58,496
Gross Profit	4,275	762	5,621	10,658

In the following table, revenue is disaggregated by the timing of revenue recognition.

		For the year ended December 31, 2023
	Sale of heavy equipment and parts	Engineering consultancy service	Rental income	Total
	S$’000	S$’000	S$’000	S$’000
Timing of revenue recognition:
Point in time	56,449	7,032	-	63,481
Over time	-	-	9,301	9,301

		For the year ended December 31, 2024
	Sale of heavy equipment and parts	Engineering consultancy service	Rental income	Total
	S$’000	S$’000	S$’000	S$’000
Timing of revenue recognition:
Point in time	45,763	2,190	-	47,953
Over time	-	-	10,543	10,543

No segmental analysis of segment assets is disclosed because there is no asset information provided to the CODM.

F-22

NOTE－16 INCOME TAX EXPENSE

The provision for income taxes consisted of the following:

	Year ended December 31,
	2023	2024
	S$’000	S$’000

Income tax expense
Current year	681	-
(Over)/under-provision in prior years	(360)	300
Deferred tax expense	725	431
Income tax expense	1,046	731

The Company is subject to taxes in the jurisdictions in which it operates, as follows:

Cayman Islands

Ten-League International Holdings Limited is an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

BVI

Ten-League Venture Capital Limited is an exempted British Virgin Islands company and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States.

Singapore

Ten-League Engineering & Technology Pte. Ltd and Ten-League Port Engineering Solutions Pte. Ltd are operating in Singapore and are subject to the Singapore tax law at the corporate tax rate at 17% on the assessable income arising in Singapore during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the year ended December 31, 2023 and 2024 are as follows:

	Year ended December 31,
	2023	2024
	S$’000	S$’000

Income before income taxes	8,126	2,615
Statutory income tax rate	17%	17%
Income tax expense at statutory rate	1,381	445
(Over)/under provision in previous financial year	(360)	300
Tax effect of non-taxable income	(228)	(133)
Tax effect of non-deductible items	156	41
Tax effect on temporary differences	211	78
Statutory stepped income tax exemption	(114)	-

Income tax expense	1,046	731

Uncertain tax positions

The Company evaluates the uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the financial year ended December 31, 2024 and 2023 and also did not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2024.

F-23

NOTE－ 17 RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company was involved in certain transactions, either at cost or current market prices, and on the normal commercial terms with related parties. The following table provides the transactions with these parties for the years as presented (for the portion of such period that they were considered related):

	Year ended December 31,
Nature of transactions	2023	2024
	S$’000	S$’000
Ten-League Corporations Pte. Ltd.(1)
- Management fee charged	2,471	1,358
- Purchase of plant and equipment	884	10
- Purchase of spare parts	708	877
- Purchase of motor vehicles	88	-
-Expenses paid on behalf	-	3
-Services rendered	-	2
- Lease payments in respect of:
Plant and equipment	131	-
Factory premises	480	1,096

Ten-League Green Energy Pte. Ltd.(2)
- Subcontract costs	373	203

These related parties are controlled by the common shareholders of the Company.

(1)	- Ultimate holding company
(2)	- 75% held by Ten-League Corporations Pte Ltd

Apart from the transactions and balances detailed elsewhere in these accompanying consolidated financial statements, the Company has no other significant or material related party transactions during the years presented.

NOTE－18 CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)	Major customers

For the year ended December 31, 2024, there was one single customer who accounted approximately for 18.4% of the Company’s revenues. Such substantial revenue contribution by this customer was primarily attributable to the sales of a total of twenty-three units of equipment with a combined value of approximately S$10.8 million.

For the year ended December 31, 2023, there was one single customer who accounted approximately for 9.5% of the Company’s revenues. Such substantial revenue contribution by this customer was primarily attributable to the sales of a total of seven units of equipment with a combined value of approximately S$6.9 million.

The major customer for December 31, 2023 and 2024 is the same major customer.

F-24

(a)	Major vendors

For the year ended December 31, 2024, Vendor A accounted for 67.2% or more of the Company’s purchases and for the year ended December 31, 2023, Vendor A accounted for 71.1% or more of the Company’s purchases. Its outstanding payable balance as at each period, is presented as follows:

	As at Dec 31, 2023		As at Dec 31, 2024
	Percentage of Purchases	Accounts payable	Percentage of purchases	Accounts Payable
	%	‘000%		‘000

Vendor A	71.1%	6,602	67.2	7,141

(b)	Credit risk

The Company has adopted a policy of only dealing with creditworthy counterparties. The Company performs ongoing credit evaluation of its counterparties’ financial condition and generally do not require a collateral. The Company also considers the probability of default upon initial recognition of asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period.

The Company has determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 90 days, default of interest due for more than 365 days or there is significant difficulty of the counterparty.

To minimize credit risk, the Company has developed and maintained its credit risk grading to categorize exposures according to their degree of risk of default. The credit rating information is supplied by publicly available financial information and the Company’s own trading records to rate its major customers and other debtors. The Company considers available reasonable and supportive forward-looking information which includes the following indicators:

●	Actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the debtor’s ability to meet its obligations

●	Internal credit rating

●	External credit rating and when necessary

Regardless of the analysis above, a significant increase in credit risk is presumed if a debtor is more than 30 days past due in making contractual payment.

As of December 31, 2024, there was approximately S$1.9 million outstanding from a single customer representing 11.6% of the total net account receivable balances.

As of December 31, 2023, there was approximately S$3.4 million outstanding from a single customer representing 15.7% of the total net account receivable balances.

(c)	Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. The Company manages interest rate risk by varying the issuance and maturity dates of variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of December 31, 2024 and 2023, the borrowings were at fixed interest rates.

F-25

(d)	Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of S$ converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

(e)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

NOTE－19 COMMITMENTS AND CONTINGENCIES

Litigation — From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

On April 09, 2024, a crane owned by the Ten-League Engineering & Technology Pte. Ltd. had toppled in the vicinity of a job site and damaged a vehicle. At the present, the facts and circumstances surrounding the incident remains unclear and investigations are still ongoing. On April 16, 2024, the Company received an email from Claimant A, who had at the material time been leasing the machinery from the Company, indicated their intention to claim loss and damage against the Company. The Company has notified its insurers which has not repudiated liability. There was no response since. On May 16, 2024, the Company received another letter from Claimant B, the purported owner of the damaged vehicle. The Company has notified its insurers which has not repudiated liability. There was no response since. As of the date of the prospectus, investigations are still ongoing and no charges have been proffered against the Company.

As of December 31, 2024 and 2023, the Company has no material commitments.

NOTE－20 SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before consolidated financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2024, up through the date the Company issued the consolidated financial statements.

F-26